UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 3, 2006

U.S. Bancorp
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-6880	41-0255900
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

800 Nicollet Mall, Minneapolis, Minnesota		55402
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	651-466-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On August 3, 2006, Jerry A. Grundhofer, Chairman and Chief Executive Officer of U.S. Bancorp, established a plan to exercise certain stock options and sell the underlying shares on a regular quarterly basis. The plan is a nondiscretionary plan established in accordance with Rule 10b5-1(c) under the Securities Exchange Act of 1934.

Mr. Grundhofer recently announced that he would retire from employment with the company on December 31, 2006. Under the terms of the option agreements governing certain of Mr. Grundhofer’s outstanding options, these options would expire on December 31, 2007, as a consequence of Mr. Grundhofer’s retirement. These options must be exercised prior to their expiration date or they will expire worthless. Mr. Grundhofer has entered into the plan in order to provide for an orderly liquidation of these options prior to their upcoming expiration date.

Rule 10b5-1(c) plans permit executive officers to sell shares on a predetermined, regular basis so that the resulting sales will not be deemed to violate Rule 10b-5 on the basis that they are made on the basis of material nonpublic information. Under the plan, Mr. Grundhofer will exercise stock options for a total of 3,362,712 shares of U.S. Bancorp common stock and sell one-fifth of such shares each quarter for five successive quarters, with the sales to occur over a three-day period beginning three trading days after the public release of U.S. Bancorp’s quarterly or annual financial results, beginning in the third quarter of 2006. The exercise prices for the options, which were established contractually when the options were granted, range from $18.79 to $21.54 per share. A portion of the sale proceeds will be used to pay the exercise price of the options.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Bancorp

August 3, 2006	By:	Lee R. Mitau

Name: Lee R. Mitau
Title: Executive Vice President and General Counsel